EXHIBIT 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and the Administrative Agent the following with respect to Washington Mutual Mortgage Pass-Through Certificates WMALT Series 2006-AR5 Trustfor the 2006 fiscal year  (the “Relevant Year”):

1.                  A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.                  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except as set forth in paragraph 3 below.

3.         Interest in excess of the rate provided by the applicable pooling and servicing agreement was distributed in August 2006 to the holders of the Class DX-PPP Certificates, resulting in an underpayment of interest to holders of the Class 4A-1B Certificates and the L-B Classes of Certificates.  The Trustee was promptly notified to effect the corrected distribution.  The distribution statement was revised and made available to investors on August 30 and the corrected distribution statement was timely filed with the Securities and Exchange Commission.

Dated as of March 15, 2007.

/s/ Barbara Campbell _________________________________________ Name: Barbara Campbell Title: First Vice President